Exhibit 23











                    CONSENT OF INDEPENDENT ACCOUNTANTS


     We consent to the incorporation by reference in the registration statements of Carpenter Technology Corporation and subsidiaries on Form S-8 and S-3 (File No. 2-83780, 2-81019, 2-60649, 33-42536, 33-51613 and 33-54045) of our reports dated
July 27, 1995, except for Note 17, as to which the date is August 10, 1995, on our audits of the consolidated financial statements and financial statement schedule of Carpenter Technology Corporation and subsidiaries as of June 30, 1995 and 1994, for the years ended June 30, 1995, 1994 and 1993, which reports are included in this Annual Report on Form 10-K.



s/Coopers & Lybrand L.L.P.
COOPERS & LYBRAND L.L.P.

2400 Eleven Penn Center
Philadelphia, Pennsylvania
September 25, 1995




















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